                                                                    Exhibit 12.1

                              PrivateBancorp, Inc.
                    Computation of Earnings to Fixed Charges
                             (Dollars in thousands)


Earnings to fixed charges

                                                            Year Ended December 31
                                                      2001           2000           1999           1998           1997
                                                      ----           ----           ----           ----           ----
Including Interest on Deposits
Earnings:
     Earnings before Income taxes                    $ 8,251        $ 6,688        $ 4,172        $ 4,849        $ 3,387
     Fixed Charges from below                         37,637         33,331         16,605         13,312         10,081
                                                     -------        -------        -------        -------        -------
     Earnings                                        $45,888        $40,019        $20,777        $18,161        $13,468
Fixed Charges:
     Interest Expense                                $37,637        $33,331        $16,605        $13,312        $10,081
     Interest Portion of Fixed Rentals (1)                 -              -              -              -              -
                                                     -------        -------        -------        -------        -------
     Total Interest expense                          $37,637        $33,331        $16,605        $13,312        $10,081

Ratio of Earnings to Fixed Charges                      1.22 X         1.20 X         1.25 X         1.36 X         1.34 X

(1) the company is not a party to any capital leases therefore, this item is not applicable. All leases are operating leases

Excluding Interest on Deposits
     Earnings before income taxes                    $ 8,251        $ 6,688        $ 4,172        $ 4,849        $ 3,387
     Fixed Charges from below                          8,058          4,116            931             19              3
                                                     -------        -------        -------        -------        -------
     Earnings before income taxes                    $16,309        $10,804        $ 5,103        $ 4,868        $ 3,390

Fixed Charges:
     Interest Expense (excluding deposits)           $ 8,058        $ 4,116        $   931        S    19        $     3
     Interest Portion of Fixed Rentals (1)           $     -              -              -              -              -
                                                     -------        -------        -------        -------        -------
     Total Interest Expense                          $ 8,058        $ 4,116        $   931        $    19        $     3

Ratio of earnings to fixed charges                      2.02 X         2.62 X         5.48 X       256.21 X      1130.00 X

(1) the company is not a party to any capital leases therefore, this item is not applicable. All leases are operating leases